Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
The selected financial data below has been recast in all years for the adoption of FSP APB 14-1, SFAS 160 and FSP EITF 03-6-1 as further detailed in Note A of Item 8. The Company made significant acquisitions during the five-year period presented below that affect comparability of results. Refer to Note F, Acquisitions, of the Notes to Consolidated Financial Statements in Item 8 for further information. Additionally, as detailed in Note U, Discontinued Operations, and prior year 10-K filings, results in all years have been recast to remove the effects of certain discontinued operations for comparability (in millions, except per share amounts):

	2008	2007	2006	2005	2004

Continuing Operations:
Net sales	$4,426	$4,360	$3,897	$3,183	$2,930
Net earnings attributable to The Stanley Works	$219	$321	$279	$262	$229
Basic earnings per share:
Continuing operations	$2.77	$3.89	$3.40	$3.14	$2.79
Discontinued operations	$1.11	$0.14	$0.13	$0.09	$1.68

Total basic earnings per share	$3.88	$4.03	$3.53	$3.23	$4.47
Diluted earnings per share:
Continuing operations	$2.74	$3.82	$3.33	$3.07	$2.72
Discontinued operations	$1.10	$0.13	$0.13	$0.08	$1.64

Total diluted earnings per share	$3.84	$3.95	$3.46	$3.16	$4.36
Percent of net sales:
Cost of sales	62.2%	62.1%	63.7%	64.1%	63.3%
Selling, general and administrative*	25.0%	23.8%	23.9%	22.5%	23.2%
Interest, net	1.9%	2.0%	1.7%	1.1%	1.2%
Other, net	2.3%	1.9%	1.3%	1.4%	1.4%
Earnings before income taxes	6.6%	9.8%	9.0%	10.8%	10.7%
Net earnings attributable to The Stanley Works	4.9%	7.4%	7.2%	8.2%	7.8%
Balance sheet data:
Total assets**	$4,867	$4,741	$3,926	$3,545	$2,851
Long-term debt	$1,384	$1,165	$679	$895	$482
The Stanley Works Shareowners’ Equity***	$1,706	$1,754	$1,548	$1,437	$1,229
Ratios:
Current ratio	1.3	1.4	1.4	2.2	1.7
Total debt to total capital	48.6%	45.4%	39.2%	42.6%	32.2%
Income tax rate — continuing operations	24.7%	24.9%	19.8%	23.4%	26.4%
Return on average equity — continuing operations	12.8%	19.5%	18.9%	19.8%	21.7%
Common stock data:
Dividends per share	$1.26	$1.22	$1.18	$1.14	$1.08
Equity per share at year-end	$21.63	$21.82	$18.92	$17.15	$14.92
Market price per share — high	$52.18	$64.25	$54.59	$51.75	$49.33
Market price per share — low	$24.19	$47.01	$41.60	$41.51	$36.42
Average shares outstanding (in 000’s):
Basic	78,897	82,313	81,866	83,347	82,058
Diluted	79,874	84,046	83,704	85,406	84,244
Other information:
Average number of employees	17,862	17,344	16,699	13,605	12,817
Shareowners of record at end of year	12,593	12,482	12,755	13,137	13,238

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*	SG&A is inclusive of the Provision for Doubtful Accounts

**	Item includes discontinued operations in all years.

***	Shareowners’ equity was reduced by $14 million in fiscal 2007 for the adoption of FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109”. Shareowners’ equity as of December 30, 2006 decreased $61 million from the adoption of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans-an amendment of FASB Statements NO. 87, 88, 106 and 132(R)”.

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